QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 29, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAUL-SON GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0310433 (I.R.S. Employer Identification No.)

1700 South Industrial Road, Las Vegas, Nevada 89102
(Address of registrant's principal executive offices, including zip code)

Paul-Son Gaming Corporation 1994 Directors' Stock Option Plan
(Full title of the plan)

Melody Sullivan
Chief Financial Officer
Paul-Son Gaming Corporation
1700 South Industrial Road
Las Vegas, Nevada 89102
(702) 384-2425
(Name, address, including zip code, and telephone number, including area code, of agent for service))

Please send copies of all correspondence to:
 John C. Jeppsen, Esq.
KUMMER KAEMPFER BONNER & RENSHAW
3800 Howard Hughes Parkway
Seventh Floor
Las Vegas, Nevada 89109
(702) 792-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Aamount of Registration Fee

Common Stock, $0.01 par value	75,000	$3.99	$299,250	$37.91

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 1994 Directors' Stock Option Plan (the "Plan") as a result of the anti-dilution adjustment provisions of the Plan.

(2)
The proposed maximum offering price and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low sales prices of registrant's common stock as reported on the Nasdaq SmallCap Market on March 25, 2004.

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus relating to this registration statement also relates to shares previously registered under the registrant's registration statement on Form S-8 (File No. 33-84726).

EXPLANATORY NOTE AND INFORMATION REQUIRED BY
GENERAL INSTRUCTION E TO FORM S-8

        As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the information contained in the earlier Registration Statement on Form S-8 (File No. 33-84726), filed on October 4, 1994, relating to shares of Paul-Son Gaming Corporation's ("Registrant's") Common Stock, $0.01 par value, to be issued pursuant to Registrant's 1994 Directors' Stock Option Plan (the "Plan"), which information is hereby updated by the following information. This Registration Statement consists of the facing page, this page, the signature page and required additional exhibits and consents.

        On September 12, 2002, the Board of Directors of Registrant approved and adopted an amendment to the Plan (a) to increase the number of shares of Common Stock, par value $0.01 per share ("Common Stock"), of Registrant reserved under the Plan by 75,000 from 75,000 to 150,000, and (b) to extend the expiration date of the Plan for five years to expire on January 30, 2009. Registrant's stockholders approved the amendment to the Plan at the annual meeting of stockholders held on October 29, 2003. Accordingly, as amended, the total number of shares of Common Stock available under the Plan is 150,000, of which 75,000 shares are being registered hereunder.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference:

        (a)   Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

        (b)   Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

        (c)   Registrant's Current Report on Form 8-K dated September 12, 2003; and

        (d)   The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A filed March 8, 1994 (File No. 0-23588), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Registrant's articles of incorporation contain a similar provision.

        Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

        Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of the Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Registrant's articles of incorporation and bylaws require Registrant to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of the Nevada Law requires the corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by either Registrant's stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 and the advancement of expenses authorized pursuant to Section 78.751 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification unless ordered by a court pursuant to Section 78.7502 may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        Registrant has provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in its articles of incorporation and bylaws. In addition, Registrant has contractually agreed to indemnify each present and former director of Registrant as of the closing date of its combination with Bourgogne et Grasset (the "Combination") against any claim arising out of or pertaining to any matter existing or occurring at or prior to the closing date of the Combination, whether asserted or claimed prior to, at or after such closing date, to the fullest extent permitted under Nevada law and its articles of incorporation or bylaws then in effect. Registrant also maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of the Registrant against losses up to $10.0 million in the aggregate (subject to an up to $200,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by Registrant to indemnify its directors and officers as required or permitted by law. Registrant has agreed to maintain for a period of six years after the Combination a directors' and officers' liability insurance policy covering those persons who were covered as of the date of the Combination with coverage at least as favorable as the then existing coverage, except that Registrant will not be required to expend in excess of 200% of the then annual premium paid by Registrant for such coverage.

        In the fiscal years 2001 and 2002, Registrant incurred legal fees and expenses in the joint defense of litigation filed by Martin S. Winick, as plaintiff, against Registrant and certain individuals, as defendants. The joint defense included costs approved by the board of directors for the indemnification of Eric P. Endy who was also named as a defendant in his officer/director capacity and in his individual and trustee capacity, and a former director of Registrant who was also named as a defendant. In February 2002, Registrant settled the litigation initiated by Mr. Winick. In November 2003, Registrant recovered approximately $369,000 from its insurance companies as a payment under its directors' and officers' liability insurance policies, which reimbursed Registrant in part for the settlement amount and the costs previously incurred by Registrant in connection with the Winick litigation.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed as a part of this registration statement:

4.01	1994 Directors' Stock Option Plan, as amended.
5.01	Opinion of Kummer Kaempfer Bonner & Renshaw as to the legality of the Common Stock being registered.
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mazars LLP
23.03	Consent of Bradshaw, Smith & Co., LLP
23.04	Consent of Kummer Kaempfer Bonner & Renshaw (contained in Exhibit 5.01).
24.01	Power of Attorney (contained on the signature page hereto).

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on March 23, 2004.

PAUL-SON GAMING CORPORATION
By:	/s/ GÉRARD P. CHARLIER Gérard P. Charlier President and Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of Paul-Son Gaming Corporation hereby appoint Gérard P. Charlier and Melody Sullivan, and either of them, as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Francois Carretté	Chairman of the Board of Directors	March , 2004
/s/ GÉRARD P. CHARLIER Gérard P. Charlier	President and Chief Executive Officer (Principal Executive Officer)	March 23, 2004
/s/ MELODY SULLIVAN Melody Sullivan	Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2004
Benoit Aucouturier	Director	March , 2004

/s/ PAUL S. DENNIS Paul S. Dennis	Director	March 23, 2004
/s/ ERIC P. ENDY Eric P. Endy	Director	March 23, 2004
Alain Thieffry	Director	March , 2004
/s/ JERRY G. WEST Jerry G. West	Director	March 23, 2004

Exhibit Number	Description
4.01	1994 Directors' Stock Option Plan, as amended.
5.01	Opinion of Kummer Kaempfer Bonner & Renshaw re: legality of the securities being registered.
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mazars LLP
23.03	Consent of Bradshaw, Smith & Co., LLP
23.04	Consent of Kummer Kaempfer Bonner & Renshaw (contained in Exhibit 5.01).
24.01	Power of Attorney (contained on the signature page hereto).

QuickLinks

EXPLANATORY NOTE AND INFORMATION REQUIRED BY GENERAL INSTRUCTION E TO FORM S-8
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY